Exhibit 99.1

MORRIS PUBLISHING ANNOUNCES

2005 FIRST QUARTER RESULTS

AUGUSTA, Ga. (May 13, 2005) — Morris Publishing Group, LLC today reported first quarter operating income of $16.0 million, down $1.1 million, or 6.3%, from $17.1 million for the same period in 2004. Net income for the quarter was $4.6 million, down $0.7 million from $5.3 million in the prior year.

Total operating revenue for the first quarter was $113.3 million, up 4.7% from $108.3 million in the same quarter 2004, with advertising revenue of $91.5 million, up 6.3%, and circulation revenue of $17.9 million, up 0.1%. Classified and retail advertising revenues were up 10.6% and 4.5%, respectively, while national advertising revenue was down 3.4%.

For the first quarter, total operating cost was $97.3 million, up 6.7% from $91.2 million last year, with employee cost of $44.5 million, up 2.2%, newsprint cost of $11.5 million, up 5.0%, and all other operating cost of $41.3 million, up 12.5%.

Commenting on the results, William S. Morris IV, Morris Publishing Group’s CEO and President, said, “Our strong growth in revenue and a substantial part of our operating cost increase were driven by Jacksonville’s hosting of the NFL’s Super Bowl in February 2005. Net of the Super Bowl, we estimate that our revenue growth and operating cost increases would have been 3.7% and 5.5%, respectively.”

“In addition to the Super Bowl cost, other operating costs were impacted by the accrual for potential Winn Dixie bankruptcy losses, from additional distribution cost associated with the of new Skirt! magazines in Jacksonville, Charlotte and Savannah, and from rent associated with Savannah’s new administrative and production facility,” said Morris.

Certain statements contained in this report are forward-looking. They are based on management’s current knowledge of factors affecting Morris Publishing Group’s business. Actual results could differ materially from those currently anticipated, depending upon – but not limited to – the effects of interest rates, of national and local economies on revenue, of the evolution of the Internet, of unforeseen changes in the price of newsprint and other significant events that could affect the economy.

Morris Publishing Group, LLC is a wholly owned subsidiary of Morris Communications Company, LLC, a privately held media company based in Augusta, Ga. Morris Publishing was formed in 2001 and assumed the operations of the newspaper business segment of its parent, Morris Communications. Morris Publishing publishes 27 daily and 12 non-daily newspapers, 5 city magazines and numerous other free community publications across the United States.

A conference call will be held Friday, May 13, 2005, at 10:00 a.m. Eastern Standard Time. The dial-in number is 1-800-262-1292. Please ask for the Morris Publishing Group conference call. This press release is available on our Web site www.morris.com. The contents of the call will be available for replay for 30 days at the following site entry link: https://cis.premconf.com/sc/scw.dll/usr?cid=vlllrsdslwdvrdmdl

For further information, please contact:

Craig Mitchell

Senior Vice President of Finance

Morris Communications Company, LLC

706-823-3236

First quarter results are as follows:

Morris Publishing Group, LLC

Condensed Consolidated Statements of Income

	Three Months Ended March 31,
(Dollars in thousands)	2005	2004
OPERATING REVENUES:
Advertising	$91,501	86,091
Circulation	17,880	17,868
Other	3,957	4,314

Total operating revenue	113,338	108,273

OPERATING EXPENSES:
Labor and employee benefits	44,523	43,580
Newsprint, ink and supplements	13,942	13,022
Other operating costs (excluding depreciation and amortization)	33,331	29,459
Depreciation and amortization	5,547	5,139

Total operating expenses	97,343	91,200

Operating income	15,995	17,073

OTHER EXPENSE:
Interest expense, including amortization of debt issuance costs	8,515	7,812
Interest income	(298)	(144)
Other, net	35	532

Total other expense	8,252	8,200

INCOME BEFORE INCOME TAXES	7,743	8,873
PROVISION FOR INCOME TAXES	3,100	3,532

NET INCOME	$4,643	5,341

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